Exhibit 99.3

Report of Independent Registered Public Accounting Firm

To the Shareholders of eCivis, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of eCivis, Inc. (the “Company”), as of December 31, 2018 and 2017, and the related statements of operations, statements of comprehensive income (loss), changes in stockholders’ deficit and cash flows for the years ended December 31, 2018 and 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years ended December 31, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2018.

Whippany, New Jersey

March 18, 2019

eCivis, Inc.

Balance Sheets

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$133,942	$301,542
Marketable securities	-	662,079
Accounts receivable, net of allowances for doubtful accounts of $45,447 and $82,072 at December 31, 2018 and 2017, respectively	1,140,999	786,976
Prepaid expenses and other current assets	357,732	487,523
Total current assets	1,632,673	2,238,120
Property and equipment, net	54,221	84,983
Intangible assets subject to amortization, net	301,381	-
Goodwill	585,000	-
Other assets	47,373	52,615
Total assets	$2,620,648	$2,375,718

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$336,180	$85,952
Accrued expenses and other current liabilities	183,602	90,891
Contract liabilities	2,751,937	2,470,282
Contingent consideration	3,444	-
Line of credit	-	204,492
Total current liabilities	3,275,163	2,851,617
Contract liabilities, noncurrent	29,010	12,459
Contingent consideration, noncurrent	866,556	-
Other long-term liabilities	56,766	79,699
Total liabilities	4,227,495	2,943,775
Stockholders' deficit
Common stock $0.001 par value, 75,000,000 shares authorized; 48,644,348 shares issued and outstanding at December 31, 2018 and 2017	48,645	48,645
Additional paid-in capital	3,833,613	3,801,541
Accumulated other comprehensive income	-	76,647
Accumulated deficit	(5,489,105)	(4,494,890)
Total stockholders' deficit	(1,606,847)	(568,057)
Total liabilities and stockholders' deficit	$2,620,648	$2,375,718

The accompanying notes are an integral part of these financial statements.

eCivis, Inc.

Statements of Operations

	Year ended	Year ended
	December 31, 2018	December 31, 2017

Revenues
Subscription and support	$4,494,489	$4,340,344
Professional services	456,780	254,154
Total revenues	4,951,269	4,594,498
Cost of revenues
Subscription and support	1,280,004	849,348
Professional services	452,340	382,756
Total cost of revenues	1,732,344	1,232,104
Gross profit	3,218,925	3,362,394
Operating expenses
Sales and marketing	1,217,218	991,105
Research and development	1,327,829	1,101,827
General and administrative	1,663,370	1,394,517
Total operating expenses	4,208,417	3,487,449
Loss from operations	(989,492)	(125,055)
Other income (expense)
Interest income	11,785	46,815
Interest expense	(16,988)	(8,414)
Sublease income	73,225	99,111
Loss on sublease	-	(75,755)
Change in fair value of contingent consideration	52,000	-
Acquisition costs	(204,686)	-
Gain (loss) on sales of marketable securities	2,598	(163,137)
Other income (expense), net	(82,066)	(101,380)
Net loss	$(1,071,558)	$(226,435)
Net loss per share, basic and diluted	$(0.02)	$(0.00)
Weighted average common shares outstanding, basic and diluted	48,644,348	48,644,348

The accompanying notes are an integral part of these financial statements.

eCivis, Inc.

Statements of Comprehensive Income (Loss)

	Year ended	Year ended
	December 31, 2018	December 31, 2017

Net loss	$(1,071,558)	$(226,435)
Other comprehensive income
Net change in unrealized gain/loss on marketable securities	696	203,213
Other comprehensive income	696	203,213
Comprehensive loss	$(1,070,862)	$(23,222)

The accompanying notes are an integral part of these financial statements.

eCivis, Inc.

Statements of Changes in Stockholders’ Deficit

				Accumulated Other
	Common Stock		Additional	Comprehensive	Accumulated
	Shares	Amount	Paid-in Capital	Income (Loss)	Deficit	Total
Balance at January 1, 2017	48,644,348	$48,645	$3,769,078	$(126,566)	$(4,268,455)	$(577,298)
Stock-based compensation	-	-	32,463	-	-	32,463
Other comprehensive income	-	-	-	203,213	-	203,213
Net loss	-	-	-	-	(226,435)	(226,435)
Balance at December 31, 2017	48,644,348	48,645	3,801,541	76,647	(4,494,890)	(568,057)
Cumulative effect of accounting change	-	-	-	(77,343)	77,343	-
Stock-based compensation	-	-	32,072	-	-	32,072
Other comprehensive gain	-	-	-	696	-	696
Net loss	-	-	-	-	(1,071,558)	(1,071,558)
Balance at December 31, 2018	48,644,348	$48,645	$3,833,613	$-	$(5,489,105)	$(1,606,847)

The accompanying notes are an integral part of these financial statements

eCivis, Inc.

Statements of Cash Flows

	Year ended	Year ended
	December 31, 2018	December 31, 2017

Cash flows from operating activities
Net loss	$(1,071,558)	$(226,435)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	181,931	41,424
Stock-based compensation expense	32,072	32,463
Provision for doubtful accounts receivable	38,800	42,045
Change in fair value of contingent consideration	(52,000)	-
(Gain) loss from sales of marketable securities	(2,598)	163,137
Accrual of payment in kind interest	12,177	10,690
Repayment of payment in kind interest	(22,867)	-
Changes in operating assets and liabilities:
Accounts receivable	(385,823)	157,872
Prepaid expenses and other current assets	129,791	(319,494)
Other assets	5,242	(26,855)
Accounts payable	250,228	52,094
Accrued expenses and other current liabilities	92,711	(37,759)
Contract liabilities	228,206	(268,969)
Other long-term liabilities	(11,657)	71,074
Net cash used in operating activities	(575,345)	(308,713)
Cash flows from investing activities
Purchases of property and equipment	(2,550)	(31,790)
Purchase of marketable securities	(335,541)	(469,330)
Proceeds from sales of marketable securities	1,000,914	1,786,497
Net cash provided by investing activities	662,823	1,285,377
Cash flows from financing activities
Payments of contingent consideration	(50,000)	-
Proceeds from line of credit	269,000	200,000
Repayments of line of credit	(462,802)	(1,135,835)
Repayments of capital lease obligation	(11,276)	(10,432)
Net cash used in financing activities	(255,078)	(946,267)
Net increase (decrease) in cash and cash equivalents	(167,600)	30,397
Cash and cash equivalents, beginning of year	301,542	271,145
Cash and cash equivalents, end of year	$133,942	$301,542

Supplemental disclosure of cash flow information:
Cash paid during the year for interest expense	$22,867	$6,199

Supplemental disclosure of non-cash investing activities
Contingent consideration of acquisition	$972,000	$-

The accompanying notes are an integral part of these financial statements

eCivis, Inc.

Notes to Financial Statements

Note 1— Organization and Business Operations

eCivis, Inc. (the “Company”), a Delaware corporation headquartered in Pasadena, CA, is a Software as a Service (“SaaS”) provider of grants management and indirect cost reimbursement solutions that enables its customers to standardize and streamline complex grant processes in a fully integrated platform. The Company’s primary target markets include state, local and tribal governments in the United States of America.

On March 12, 2018, the Company acquired certain assets and contract liabilities of CostTree LLC and CostTree Holdings LLC. The transaction was recorded as a business combination (see Note 10 below).

Note 2— Basis of Presentation and Liquidity

The accompanying financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Segments

Management has determined that the Company has one operating segment. The Company’s chief executive officer, who is the Company’s chief operating decision maker, reviews financial information on a consolidated and aggregate basis, together with certain operating metrics principally to make decisions about how to allocate resources and to measure the Company’s performance.

Liquidity

The accompanying financial statements are prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company had a net loss of $1,071,558 and $226,435 for the years ended December 31, 2018 and 2017, respectively, and had net cash used in operating activities of approximately $575,345 and $308,713 for the years ended December 31, 2018 and 2017, respectively. These matters, amongst others, raise doubt about the Company’s ability to continue as a going concern.

As of December 31, 2018, the Company had cash of $133,942 and a working deficit of $1,642,490.  As such, management anticipated that the Company would have to raise additional funds and/or generate revenue within twelve months to continue operations. Additional funding would be needed to implement the Company’s business plan. Obtaining additional funding would be subject to a number of factors, including general market conditions, investor acceptance of the Company’s business plan and results from its business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to the Company. If the Company was unable to raise sufficient funds, management would be forced to scale back the Company’s operations or cease operations.

On September 12, 2018, the Company, along with 5 other technology companies serving the public sector market, entered into a definitive agreement with GTY Technology Holdings Inc. (“GTY”), a publicly traded special purpose acquisition company. On February 15, 2019, GTY approved the business combination between the Company and GTY and consummated the definitive agreement on February 19, 2019. Under the Company’s agreement with GTY, the Company received aggregate consideration of approximately $14.7 million in cash and 2,883,433 shares of GTY common stock valued at $10.00 per share.

Management has determined that the action taken above mitigates the substantial doubt raised by the Company’s historical operating results and satisfies the Company’s funding needs twelve months from the issuance of the Company’s financial statements.

eCivis, Inc.

Notes to Financial Statements

Note 3— Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.

On an ongoing basis, management evaluates its estimates, primarily those related to determining revenue recognition, allowance for doubtful accounts, the recoverability of goodwill and long-lived assets, useful lives associated with long-lived assets, contingencies, fair value of contingent consideration, and the valuation and assumptions underlying stock-based compensation. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash includes cash held in checking accounts. Cash equivalents are comprised of investments in money market mutual funds.

Marketable Securities

Marketable securities consist of common stocks, corporate bonds, exchange-traded and closed-end funds, and unit investment trusts. The Company classifies its debt securities as available-for-sale at the time of purchase, and the Company reevaluates such classification as of each balance sheet date. Resulting from our change in accounting policy in 2018, all equity securities are measured at fair value with changes in fair value recognized in net loss. Prior to 2018, the unrealized gains and losses of equity securities were reported as a component of stockholders’ deficit until realized. Debt securities are recorded at their estimated fair value, with any unrealized gains and losses reported as a component of stockholders’ deficit until realized or until a determination is made that an other-than-temporary decline in market value has occurred. The Company considers impairments to be other than temporary if they are related to deterioration in credit risk or if it is likely the Company will sell the securities before the recovery of their cost basis. Realized gains and losses and declines in value deemed to be other than temporary are determined based on the specific identification method and are reported in other income (expense), net in the statements of operations.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount, do not require collateral, and do not bear interest. The Company estimates its allowance for doubtful accounts by evaluating specific accounts where information indicates the Company’s customers may have an inability to meet financial obligations, such as bankruptcy and significantly aged receivables outstanding. The allowance for doubtful accounts as of December 31, 2018 and 2017 was $45,447 and $82,072, respectively.

Concentration of credit risk and significant customers

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist of cash and cash equivalents, marketable securities and accounts receivable.

The Company maintains the majority of its cash balances with one major commercial bank in non-interest bearing accounts which, at times, exceed the Federal Deposit Insurance Corporation, or FDIC, federally insured limits.

The Company maintains its marketable securities balances with one major financial services provider which, at times, exceed the Securities Investor Protection Corporation, or SIPC, federally insured limits.

The Company’s investment portfolio consists of investment grade securities diversified amongst security types, industries, and issuers.

For the years ended December 31, 2018 and 2017, no single customer comprised more than 10% of the Company’s total revenues.

eCivis, Inc.

Notes to Financial Statements

At December 31, 2018, the Company had one customer whose accounts receivable balance represented 20% of the Company’s total accounts receivable. No single customer had an accounts receivable balance greater than 10% of total accounts receivable at December 31, 2017.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Expenditures for repairs and maintenance are expensed as incurred, while renewals and betterments are capitalized. Depreciation expense is charged on a straight-line basis over the estimated useful lives of the assets.

The estimated useful lives of the Company’s property and equipment are as follows:

Asset	Useful lives
Furniture, fixtures and computers	5-10 years
Software	3-5 years
Leasehold improvements	Lesser of the life of the lease or estimated useful life

Assets acquired under capital leases are capitalized at the present value of the related lease payments and are amortized over the shorter of the lease term or useful life of the asset.

Impairment of long-lived assets, goodwill and intangible assets subject to amortization

The Company periodically reviews the carrying values of its long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When events indicate that an asset may be impaired and the estimated undiscounted cash flows are less than the carrying amount of the asset, the impaired asset is adjusted to its estimated fair value and an impairment loss is recorded.

 Fair value of financial instruments

ASC 820, Fair Value Measurements (“ASC 820”) require entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

Level 1:	Quoted prices in active markets for identical or similar assets and liabilities.

Level 2:	Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company values investments in securities that are freely tradable and listed on major securities exchanges at their last reported sales price as of the valuation date.  To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.  Securities traded on inactive markets or valued by reference to similar instruments are generally categorized in Level 2 of the fair value hierarchy.

eCivis, Inc.

Notes to Financial Statements

The significant unobservable inputs used in the fair value measurement of contingent consideration related to the acquisition include annualized revenue forecasts developed by the Company’s management, selected revenue volatility of 25% based on historical revenue volatility for guideline public companies, treasury yields ranging from 1.82% - 2.58%, and a credit spread of 3.0% based on the median cost of debt for guideline public companies. Significant changes in these unobservable inputs may result in a significant impact to the fair value measurement. The following table summarizes the changes in the contingent consideration liability:

Year ended
December 31, 2018
Fair value on acquisition date	$972,000
Change in fair value of contingent consideration	(52,000)
Cash advances	(50,000)
Ending fair value	$870,000

As of December 31, 2018 and 2017, the carrying value of accounts receivable, accounts payable and accrued expenses, approximates fair value due to the short-term nature of such instruments.

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring and nonrecurring basis as of December 31, 2018 and 2017 by level within the fair value hierarchy. Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement (in thousands):

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Liabilities
Contingent consideration	$-	$-	$870,000	$870,000
Total liabilities	$-	$-	$870,000	$870,000

	December 31, 2017
	Level 1	Level 2	Level 3	Total
Marketable securities
Stocks	$93,838	$-	$-	$93,838
Exchange traded and closed end funds	145,601	152,831	-	298,432
Unit investment trusts	-	173,863	-	173,863
Corporate debt securities	95,946	-	-	95,946
Total assets	$335,385	$326,694	$-	$662,079

During 2018, the Company sold its marketable securities and used the proceeds to repay the line of credit in full.

Revenue recognition

The Company adopted the Financial Accounting Standards Board (“FASB”) new revenue recognition accounting framework, Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening equity, as the timing and measurement of revenue recognition for the Company is materially the same under ASC 606 as it was under the prior relevant guidance.

eCivis, Inc.

Notes to Financial Statements

For contracts where the period between when the Company transfers a promised service to the customer and when the customer pays is one year or less, the Company has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

The Company has made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by the Company from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

The Company derives its revenues primarily from subscription services and professional services.

Subscription services revenues

Subscription services revenues primarily consist of fees that provide customers access to either the Company’s grants management or cost allocation cloud applications. Revenue is generally recognized on a ratable basis over the contract term beginning on the date that the Company’s service is made available as the customer simultaneously receives and consumes the benefits of the services throughout the contract term. The Company’s subscription contracts are generally one to three years in length, billed annually in advance and payments are due within thirty days of the invoice date.

Professional services revenues

Professional services revenues primarily consist of fees for data integration with the customer’s systems and the Company’s grant management application, migration of grants, training, and grant writing services. The majority of the Company’s professional services for data integration and grant migration are billed in advance on a fixed price basis and recognized over time based on the proportion performed. For years preceding December 31, 2018, the Company recognized these services from ninety to one hundred and twenty days from the execution date of the contract. For training and grant writing services, revenue is recognized over time as the services are performed.

Significant judgments

The Company’s contracts with customers often include promises to transfer multiple products and services. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Judgment is also required to determine the stand alone selling price (“SSP”) for each distinct performance obligation as well as the satisfaction of performance obligations related to the Company’s professional services revenue. The Company typically has more than one stand-alone selling price for its SaaS solutions and professional services. Additionally, management determined that there are no third-party offerings reasonably comparable to the Company’s solutions. Therefore, the Company determines the SSPs of subscriptions to the SaaS solutions and professional services based on numerous factors including the Company’s overall pricing objectives, customer size, number of users, and discounting practices. Professional services related to the Company’s data integration and grant migration include performance obligations that are generally satisfied between ninety and one-hundred twenty days from the inception of the contract and management recognizes the corresponding revenue accordingly. The measurement of these performance obligations related to these services requires significant judgments based on historical past performance.

Contract liabilities

Contract liabilities primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for subscription services to the Company’s SaaS offerings and related implementation and training. The Company recognizes contract liabilities as revenues when the services are performed and the corresponding revenue recognition criteria are met. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed. Contract liabilities that are expected to be recognized as revenues during the succeeding twelve-month period are recorded in current liabilities as contract liabilities, and the remaining portion is recorded in long-term liabilities as contract liabilities, noncurrent.

eCivis, Inc.

Notes to Financial Statements

Assets recognized from the costs to obtain a contract with a customer

The Company recognizes an asset for the incremental and recoverable costs of obtaining a contract with a customer if the Company expects the benefit of those costs to be one year or longer. The Company has determined that certain sales incentive programs to the Company’s employees (“prepaid commissions”) meet the requirements to be capitalized. Prepaid commissions related to new revenue contracts and upsells are deferred and then expensed on a straight-line basis over the expected period benefit, which the Company has determined is the non-cancellable contractual period, based upon the estimated customer life and supported by historical performance in renewing these contracts.

Total expense related to the asset recognized from the costs to obtain a contract with a customer is included in sales and marketing in the statements of operations and was $51,784 and $41,841 for the years ended December 31, 2018 and 2017, respectively.

Disaggregation of revenues

The Company disaggregates its revenues from contracts with customers based on subscription revenues from significant product lines and professional services, as it believes it best depicts how the nature, timing, and uncertainty of its revenues and cash flows are affected by economic factors.

	Year ended
	December 31, 2018	December 31, 2017

Grants management	$4,314,164	$4,340,344
Cost allocation	180,325	-
Professional services	456,780	254,154
	$4,951,269	$4,594,498

Cost of revenues

Cost of revenues primarily consists of costs related to salaries and benefits of grants research and client services personnel, third-party grant writing service costs, and royalty costs incurred pertaining to the Company’s grants insight and sub-recipient management products.

Sales and marketing

Sales and marketing expenses consist primarily of compensation and employee benefits, sales commissions, marketing events, advertising costs, travel, and trade shows and conferences. Advertising costs are expensed as incurred and totaled $35,657 and $45,372 for the years ended December 31, 2018 and 2017, respectively.

Research and development

Research and development expenses are comprised primarily of salaries and benefits associated with the Company’s engineering and product personnel. Research and development expenses also include third-party contractors. Research and development costs are expensed as incurred.

General and administrative

General and administrative expenses consist primarily of personnel costs associated with the Company’s executive, finance, legal, human resources, compliance, and other administrative personnel, rent, and accounting and legal professional services fees.

eCivis, Inc.

Notes to Financial Statements

Other income (expenses)

Other income (expense) include rental income from subleases, interest and dividend income from marketable securities, realized gains and losses on marketable securities, transaction expenses related to the definitive agreement signed between the Company and GTY, and interest expense from the Company’s line of credit.

Other comprehensive income (loss)

Comprehensive income (loss) includes net income (loss) as well as other changes in stockholders' deficit that result from transactions and economic events other than those with stockholders. Other comprehensive income (loss) consists of net income (loss) and unrealized gains and losses on marketable securities.

Stock-based compensation

The Company accounts for stock-based compensation awards granted to employees and directors based on the awards’ estimated grant date fair value. The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model. The resulting fair value is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award, usually the vesting period, which is generally four years. The Company recognizes the fair value of stock options, net of estimated forfeitures, using the graded vesting method. As of January 1, 2017, the Company no longer uses a forfeiture rate to recognize compensation expense as a result of the adoption of ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting.

The Company values stock options using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the risk-free interest rate, expected life, expected stock price volatility and dividend yield. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of the Company's employee stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected life of an option is presumed to be the mid-point between the vesting date and end of the contractual term. The Company used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Expected volatility is based on historical volatilities for publicly traded stock of comparable companies over the estimated expected life of the stock options. The Company assumed no dividend yield because it does not expect to pay dividends in the near future, which is consistent with the Company's history of not paying dividends.

The Company values restricted stock units at the closing market price on the date of grant, and recognizes compensation expense ratably over the requisite service period of the restricted stock unit award.

Income taxes

The Company has elected to be treated as an S-Corporation under the Internal Revenue Code. As such, the Company generally pays no U.S. taxes on its earnings. The Company’s taxable net earnings are generally passed through to the Company’s stockholders, accordingly, it reports no income tax expense or liability.

Net loss per share

Basic and diluted loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding. As of December 31, 2018 and 2017, the Company excluded 3,441,959 and 3,381,959 stock options, respectively, from the computation of diluted net loss per share because they would be antidilutive.

eCivis, Inc.

Notes to Financial Statements

Recently issued accounting standards

In February 2016, the FASB issued ASU No. 2016-02, Leases. Under this standard, which applies to both lessors and lessees, lessees will be required to recognize all leases (except for short-term leases) as a lease liability, which is a lessee’s obligation to make lease payments arising from a lease measured on a discounted basis, and as a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Leases will be classified as either financing or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018 and is to be applied at the beginning of the earliest period presented using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. Based on the Company’s leases in place on January 1, 2019 and considering the practical expedients, the Company expects that adoption of the new standard will not have a material effect on its statements of operations, will result in a gross-up on its balance sheets of approximately $1.0 million relating to an office lease and will have no effect on its statements of cash flows.

In June 2016, the FASB issued guidance which requires that financial assets measured at amortized cost be presented at the net amount expected to be collected. This guidance amends the accounting for credit losses for available-for-sale securities and purchased financial assets with credit deterioration. This guidance is effective for annual periods beginning after December 15, 2019, and interim periods within those annual periods. Early adoption is permitted for any interim or annual period after December 15, 2018. The Company has not determined the impact of this guidance on its financial statements.

In February 2018, the FASB issued an Accounting Standard Update (“ASU”) that provides companies with an option to reclassify stranded tax effects resulting from enactment of the Tax Cuts and Jobs Act (the “Tax Act”) from accumulated other comprehensive income to retained earnings. The guidance will be effective for the Company beginning in the first quarter of 2019 with early adoption permitted, and would be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the tax rate as a result of the Tax Act is recognized. The Company does not expect the adoption of this ASU to have a material impact on its financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company has not determined the impact of this guidance on its financial statements.

Recently adopted accounting standards

In May 2014, the FASB issued guidance related to revenue from contracts with customers codified as ASC 606. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. In addition, the standard requires disclosure of the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted ASC 606 effective January 1, 2017 using the full retrospective method to restate each prior reporting period presented. The adoption of ASC 606 did not have a material impact on the Company’s recognition of subscription, support and professional services for access to the Company’s SaaS platform, or on opening equity, as the timing and measurement of revenue recognition is materially the same for the Company as under prior guidance. The Company has presented additional quantitative and qualitative disclosures regarding identified performance obligations (see Note 13). The Company has also identified and implemented changes to its business processes and internal controls relating to implementation of ASC 606.

The adoption of ASC 606 has changed the Company’s accounting for incremental costs of obtaining a customer contract.  Under ASC 606, commissions are recognized over the estimated period of benefit, which, for the Company, is the non-cancellable contract term. These assets are included in the accompanying balance sheets in prepaid and other current assets and other assets.

eCivis, Inc.

Notes to Financial Statements

The Company adjusted its financial statements from amounts previously reported due to the adoption of ASC 606. Selected audited balance sheet line items, which reflect the adoption of the new ASU are as follows:

	December 31, 2017
	As Previously Reported	Adjustments	As Adjusted
Assets
Prepaid expenses and other current assets	$458,886	$28,637	$487,523
Other assets	38,432	14,183	52,615
Stockholders' Deficit
Accumulated deficit	$(4,554,160)	$59,270	$(4,494,890)

Select audited statement of operations line items, which reflect the adoption of the new ASU are as follows:

	Year ended December 31, 2017
	As Previously Reported	Adjustments	As Adjusted
Operating expenses
Sales and marketing	$974,655	$16,450	$991,105
Loss from operations	$(108,605)	$(16,450)	$(125,055)
Net loss	$(209,985)	$(16,450)	$(226,435)
Net loss per share, basic and diluted	$(0.00)	$(0.00)	$(0.00)

Select audited statement of cash flow line items, which reflect the adoption of the new ASU are as follows:

	Year ended December 31, 2017
	As Previously Reported	Adjustments	As Adjusted
Cash flows from operating activities
Net loss	$(209,985)	$(16,450)	$(226,435)
Adjustments to reconcile net loss to net cash used in operating activities:
Prepaid expenses and other assets	(327,408)	7,914	(319,494)
Other assets	(35,391)	8,536	(26,855)

In January 2016, the FASB issued guidance which requires certain equity investments to be measured at fair value with changes in fair value recognized in net income, simplifies the impairment assessment of equity investments without readily determinable fair values, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, and requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the company has elected to measure the liability at fair value. The Company adopted this guidance effective January 1, 2018 on a prospective basis. The adoption of this standard resulted in an approximate $0.1 million reduction of gains on sales from marketable securities during the year ended December 31, 2018.

In November 2016, the FASB issued guidance which requires that restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning and ending total amounts shown on the statement of cash flows. The Company adopted this guidance effective January 1, 2018, and all prior periods have been restated, as required by the new standard. The adoption of this standard did not have a material impact on the Company’s financial statements.

In February 2017, the FASB issued guidance which simplifies the subsequent measurement of goodwill by no longer requiring an entity to determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination.  Under this new guidance, an entity would perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and would recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized would not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity would consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable.  Under the new guidance, an entity continues to have the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary.  This guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within those years.  Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company adopted this standard effective January 1, 2018, and the adoption of this standard did not have a material impact on the Company’s financial statements.

eCivis, Inc.

Notes to Financial Statements

In May 2017, the FASB issued guidance to clarify which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. Under this guidance, an entity should account for the effects of a modification unless all of the following conditions are met: 1) The fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified. If the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification; 2) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and 3) The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The Company adopted this standard effective January 1, 2018, and will apply this guidance to modifications of stock-based compensation arrangements, if any, after this date. The adoption of this standard did not have a material impact on the Company’s financial statements.

In June 2018, the FASB issued guidance which expands the scope of Accounting Standard Codification Topic 718, Compensation—Stock Compensation, to include share-based payments granted to non-employees in exchange for goods or services. Upon adoption, the fair value of awards granted to non-employees will be determined as of the grant date, which will be recognized over the service period. Previous guidance required the awards to be remeasured at fair value periodically when determining the related expense. ASU 2018-07 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. Upon adoption, the entity is required to measure the non-employee awards at fair value as of the adoption date. The Company adopted this guidance effect January 1, 2017 using the full retrospective method to restate each prior reporting period presented. The adoption of this standard did not have a material impact on the Company’s financial statements.

Note 4—Prepaid Expenses and Other Current Assets

At December 31, 2018 and 2017, prepaid expenses and other current assets comprise the following:

	December 31,	December 31,
	2018	2017
Prepaid royalty expense	$179,812	$202,881
Prepaid insurance	12,067	176,753
Prepaid commissions	58,499	28,637
Advances to employees	25,000	16,125
Other	82,354	63,127
	$357,732	$487,523

Note 5—Property and Equipment

Property and equipment consists of the following at December 31, 2018 and 2017:

	December 31,	December 31,
	2018	2017
Furniture, fixtures and computers	$396,839	$378,288
Software	73,114	73,114
Leasehold improvements	64,924	64,924
	534,877	516,326
Less: accumulated depreciation and amortization	(480,656)	(431,343)
	$54,221	$84,983

eCivis, Inc.

Notes to Financial Statements

Depreciation expense is included in general and administrative expenses in the accompanying statements of operations. Depreciation expense was $49,312 and $41,424 during the years ended December 31, 2018 and 2017, respectively.

Furniture, fixtures and computers includes assets held under capital lease of $44,717 as of December 31, 2018 and 2017, with related accumulated amortization thereon of $23,317 and $17,158, respectively.

Note 6—Other Assets

At December 31, 2018 and 2017, other assets comprise the following:

	December 31,	December 31,
	2018	2017
Deposits	$22,826	$22,826
Prepaid commissions, non-current	13,191	14,183
Sublease deferred rent	11,356	15,606
	$47,373	$52,615

Note 7—Accrued Expenses and Other Current Liabilities

At December 31, 2018 and 2017, accrued expenses and other current liabilities comprise the following:

	December 31,	December 31,
	2018	2017
Accrued vacation and employee benefits	$74,701	$69,393
Accrued commissions	37,154	6,160
Short-term portion of capital lease	7,782	11,276
Accrued professional fees	45,533	-
Other current liabilities	18,432	4,062
	$183,602	$90,891

Note 8—Line of Credit

In December 2014, the Company entered into a portfolio loan agreement with the investment bank that manages the Company’s marketable securities. The line of credit is due on demand, is collateralized by the Company’s securities, and borrowings bear interest at rates ranging from 2.25% to 5.00% per annum, based on the loan balance. The Company repaid the loan in full in July of 2018 including $10,690 of paid-in-kind interest accrued as of December 31, 2017. The balance of the loan was $204,492 as of December 31, 2017.

eCivis, Inc.

Notes to Financial Statements

Note 9—Commitments and Contingencies

Operating leases—The Company leases its office facilities under a non-cancelable operating lease which expires in May 2022. Future minimum lease payments are as follows:

For the years ended December 31,
2019	$308,723
2020	308,723
2021	308,723
2022	128,635
$1,054,804

Rent expense is included in general and administrative expenses in the accompanying statements of operations. Rent expense was $310,665 and $411,186 for the years ended December 31, 2018 and 2017, respectively.

In 2017, the Company entered into an agreement to sublease a portion of the leased office space in Pasadena, CA to an unrelated party under a non-cancelable lease that expires in May 2022. The Company’s lease expense will be offset by payments due under the sublease as follows:

For the years ended December 31,
2019	$62,882
2020	64,771
2021	66,713
2022	28,138
$222,504

Upon execution of the sublease, the Company recognized $75,755 in sublease liabilities which is amortized over the remaining life of the lease and recognized as sublease rental income. The sublease liabilities are included in other long-term liabilities. Sublease rental income was $73,225 and $99,111 for the years ended December 31, 2018 and 2017, respectively.

The Company leases office equipment under operating leases which expired in December 2018. Rent expense was $5,474 for the years ended December 31, 2018 and 2017.

Capital leases—The Company leases computer equipment under capital lease agreements. Outstanding principal payments under capital lease obligations were $7,782, payable in full in 2019 and included in other current liabilities. The Company has deemed the disclosures associated with capital leases to be immaterial to these financial statements and, accordingly, has not presented them.

Litigation—From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. The Company is not currently a party to any legal proceedings, nor is it aware of any pending or threatened litigation, that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Indemnification—In the ordinary course of business, the Company may provide indemnification of varying scope and terms to customers, vendors, investors, directors and officers with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor has it been sued in connection with these indemnification arrangements. As of December 31, 2018 and 2017, the Company has not accrued a liability for these indemnification arrangements because the likelihood of incurring a payment obligation, if any, in connection with these indemnification arrangements is not probable or reasonably estimable.

eCivis, Inc.

Notes to Financial Statements

Note 10—Acquisition of CostTree

On March 12, 2018, pursuant to the terms of an asset purchase agreement, the Company acquired all of the assets and operations of CostTree, LLC and CostTree Holdings, LLC, a cloud-based cost allocation and management solution business, in exchange for consideration contingent upon earn-out payments specified in the purchase agreement. Management estimated the fair value of the total earn-out payments to be $972,000 as of the acquisition date. The potential undiscounted amount of all future payments that the Company could be required to make is unlimited. The transaction was recorded as a business combination.

The total purchase consideration was estimated at $972,000 which is contingent upon future new sales and renewals over a five year period. Payments under the agreement are due within sixty days of the most recent fiscal year end. Subsequent to the acquisition date, the Company advanced $50,000 of purchase consideration to be applied against future earn-out payments. For the year ended December 31, 2018, acquisition-related costs incurred by the Company of approximately $22,000 were expensed as incurred and are included in general and administrative expenses in the statements of operations.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the date of the acquisition:

Total contingent consideration to selling shareholders	$972,000

Assets acquired and liabilities assumed
Accounts receivable	7,000
Property and equipment	16,000
Intangible assets subject to amortization	434,000
Contract liabilities	(70,000)
Net assets	387,000
Goodwill	$585,000

The Company believes the amount of goodwill resulting from the acquisition is primarily attributable to expected synergies from assembled workforce and increased offerings to customers.

To determine the estimated fair value of intangible assets acquired, the Company engaged a third-party valuation specialist to assist management. The fair value measurements of the intangible assets were based on significant unobservable inputs and thus represent a level 3 measurement as defined in ASC 820. The acquired intangible asset categories, fair value and amortization periods, were as follows:

	Amortization Period	Fair Value
Trade name	2 Years	$13,000
Developed technology	3 Years	257,000
Non-compete agreements	5 Years	9,000
Customer relationships	3 Years	155,000
		$434,000

The trade name and non-compete agreements were written off in full on the acquisition date. The weighted average lives of the remaining intangible assets at the acquisition date was 3 years.

Excluding the contingent liability, the business combination accounting is complete and final for all assets and liabilities acquired on the acquisition date.

eCivis, Inc.

Notes to Financial Statements

Note 11—Intangible Assets Subject to Amortization and Goodwill

The carrying value of intangible assets was as follows:

	December 31, 2018
	Gross carrying amount	Accumulated amortization	Net carrying amount
Trade name	$13,000	$(13,000)	$-
Developed technology	257,000	(69,003)	187,997
Non-compete agreements	9,000	(9,000)	-
Customer relationships	155,000	(41,616)	113,384
	$434,000	$(132,619)	$301,381

Amortization expense is included in the following statements of operations functional expense categories. Amortization expense was as follows for the year ended December 31, 2018:

Cost of revenue	$69,003
Sales and marketing	41,616
General and administrative	22,000
$132,619

The following table presents the Company’s estimate of remaining amortization expense for each of the three succeeding fiscal years for finite-lived intangible assets at December 31, 2018:

2019	$137,333
2020	137,710
2021	26,338
$301,381

Note 12—Stock Options

During 2005, the Company established an Employee Incentive Stock Option Plan (the “2005 Plan”). The total number of shares authorized through this plan is 3,699,491 as of December 31, 2018 and 2017. The Board of Directors, at their discretion, can grant nonqualified incentive stock options to employees or directors for the purchase of common stock. Option holders generally become 25% vested in their options rights one year from the grant date and the remaining portion vest ratably thereafter. Full vesting occurs on the fourth anniversary of the vesting commencement date. Vested options may be exercised at any time before the expiration of ten years from the date of the grant.

During 2017, the Company established the 2017 Equity Incentive Plan (the “2017 Plan”). The total number of shares authorized through this plan is 1,457,489 shares as of December 31, 2018 and 2017. All other terms and conditions established in 2017 Plan are consistent with the 2005 Plan.

The Company recognized stock-based compensation expense under these plans as follows:

	Year ended
	December 31, 2018	December 31, 2017

Sales and marketing	$961	$-
Research and development	3,656	2,971
General and administrative	27,455	29,492
	$32,072	$32,463

eCivis, Inc.

Notes to Financial Statements

As of December 31, 2018, there was approximately $35,000 of total unrecognized compensation cost related to unvested stock-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 1.6 years.

Options Valuation

The Company calculates the fair value of stock-based compensation awards granted to its employees and officers using the Black-Scholes option-pricing method. If the Company determines that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for the Company’s stock options could change significantly.

The fair value of each stock option granted has been determined using the Black-Scholes option-pricing model. The material factors incorporated in the Black-Scholes model in estimating the fair value of the options granted for the periods presented were as follows:

	Year ended
	December 31, 2018	December 31, 2017

Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	88.63% - 89.27%	77.36% - 85.95%
Risk-free interest rate	2.67% - 2.73%	2.28% - 2.43%
Expected term of options	6.31	6.32
Stock price	$0.18	$0.18

•	Expected dividend yield. The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on the Company’s common stock.
•	Expected stock-price volatility. As the Company’s common stock is not publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable to the Company’s business over a period approximately equal to the expected term.
•	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.
•	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, the Company estimates the expected term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

Stock-based Compensation Summary Tables

The following represents a summary of the options granted to employees that are outstanding at December 31, 2018 and 2017 and changes during the periods then ended:

eCivis, Inc.

Notes to Financial Statements

		Weighted	Aggregate	Weighted Average
		Average	Intrinsic	Remaining Contractual Life
	Options	Exercise Price	Value	(in years)
Outstanding at December 31, 2016	3,021,959	$0.11	$308,570	5.9
Granted	360,000	0.18	-	9.3
Outstanding at December 31, 2017	3,381,959	0.12	217,912	5.3
Granted	160,000	0.18	-	9.3
Forfeited	(100,000)	0.18	-	-
Outstanding at December 31, 2018	3,441,959	$0.12	$217,912	4.5
Exercisable at December 31, 2018	2,677,791	$0.10	$217,912	3.6

Note 13—Contract Liabilities and Performance Obligations

Subscription service revenue of $2.3 and $2.5 million was recognized during the years ended December 31, 2018 and 2017 that was included in the deferred revenue balances at the beginning of the respective periods. Professional services revenue recognized in the same periods from deferred revenue balances was $0.2 million and $0.3 million for the years ended December 31, 2018 and 2017, respectively.

As of December 31, 2018, approximately $5.0 million of revenue is expected to be recognized from remaining performance obligations for non-cancellable subscription and professional services contracts. The Company expects to recognize revenue on approximately two-thirds of these remaining performance obligations over the next 12 months, with the balance recognized thereafter.

Note 14—Royalty and Partnership Agreements

In February 2015, the Company entered into a partnership agreement with Thompson Information Services (“Thompson”) under which the Company has the right to incorporate Thompson created material in a Company product in exchange for a licensed-based royalty due to Thompson. In addition, the agreement creates a cross-selling relationship whereby either party referring clients receives a percentage of the referred sales. Furthermore, the agreement calls for a minimum royalty payment of $175,000 to Thompson under each term commencing when the product is first available for sale and with amounts due quarterly. The initial commitment period began November 2015 and ended April 2017. The agreement is for an initial three-year term and is automatically renewed for additional one-year terms unless cancelled by either party.

On March 30, 2017, the Company and Thompson amended and extended the partnership agreement to January 1, 2021. Under the amended agreement, the initial commitment period for minimum royalty payments of $175,000 will commence on January 1, 2018. In addition, the Company was required to prepay an initial payment of $175,000 for research and development for the three year term. During the year ended December 31, 2018, the Company recognized $233,333 of royalty expense.

Note 15—Related Party Transactions

The Company leases office space from a related party under a non-cancelable operating lease which expires in May 2022. Rent incurred to the related party was $308,723 for each of the years ended December 31, 2018 and 2017. Future minimum lease payments for this operating lease are included in Note 9.

The Company paid travel and car allowance to the majority stockholder in the amount of $55,200 for each of the years ended December 31, 2018 and 2017.

The Company participates in a captive insurance arrangement with Wilshire Insurance Enterprises, Inc. (“Wilshire Insurance”). The insurance policy covers the Company and fourteen other companies affiliated through common ownership and control. The captive insurance arrangement makes all of the insured part of the same economic family, such that the claims by all of the insured will be pooled.

eCivis, Inc.

Notes to Financial Statements

The insurance premium due under each insurance policy has been determined by an independent third party based on actuarial principles approved by the North Carolina Commissioner of Insurance. Wilshire Insurance is owned by Wilshire Trust, and the majority stockholder of the Company serves as the sole trustee of Wilshire Trust. The majority stockholder has elected not to take a fee for his services as trustee.

During 2014, the captive insurance arrangement was enhanced to allow for additional lines of coverage and to separate the Company’s minority shareholders’ funds from the majority shareholder’s pooled funds from other entities. Wilshire Insurance established Fair Oaks Incorporated Cell, which is owned by Fair Oaks Trust and the beneficiaries are the minority stockholders of the Company.

Captive insurance expense was $167,026 and $28,700 for the years ended December 31, 2018 and 2017, respectively. Prepaid captive insurance premiums net of amortization were $0 and $166,500 at December 31, 2018 and 2017, respectively, and are included in prepaid expenses and other current assets in the accompanying balance sheets.

Subsequent to the CostTree asset purchase, CostTree LLC received payments from customers under contracts with CostTree LLC. These amounts were deposited into the CostTree LLC account. Total amounts due from CostTree LLC to the Company are $12,000 as of December 31, 2018 and are included in prepaid expenses and other current assets in the accompanying balance sheets.

Note 16—Subsequent Events

On January 08, 2019, the Company’s Board of Directors voted to ratify the September 12, 2018 definitive agreement between the Company and GTY. By majority vote of the Board of Directors, the agreement was ratified.

On January 24, 2019, the Company’s Board of Directors approved of cash bonuses, contingent upon the sale of the Company, to certain employees who were promised options between March of 2017 and May of 2018. These options were never formally approved by the Company’s Board of Directors. Additionally, the Company’s Board of Directors approved a cash bonus, also contingent upon the sale of the Company, to employees based on their tenure with the Company. In total, the value of these bonuses were $594,000.

Under the eCivis Agreement and the eCivis Letter Agreement, at Closing, the Company acquired eCivis for aggregate consideration of approximately $14.7 million in cash and 2,883,433 shares of Company common stock (valued at $10.00 per share) (including 703,631 shares of Company common stock which are redeemable for cash at any time in the sole discretion of the Company for a price of $10.00 per share). The shares not subject to a redemption right are subject to transfer restrictions for one year, which such transfer restrictions may be lifted earlier if, subsequent to the Closing, (i) the last sales price of the Company common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Closing, or (ii) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of Company common stock for cash, securities or other property. In addition, approximately $3.6 million in cash and 242,200 shares of Company common stock were deposited into escrow for a period of up to one year to cover certain indemnification obligations of the eCivis Holders.

Management has evaluated the impact of all subsequent events on the Company through March 18, 2019, the date the financial statements were available to be issued, and has determined that there were no other subsequent events requiring adjustments to or disclosure in the financial statements.